UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2026

Vital Farms, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39411	27-0496985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 South Congress Avenue Suite A100 Austin, Texas		78704
(Address of Principal Executive Offices)		(Zip Code)

(877) 455-3063

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VITL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Revolving Credit Facility

On August 4, 2026 (the “Closing Date”), Vital Farms, Inc. (the “Company”) entered into a credit agreement (the “Revolving Credit Agreement”) among the Company, the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, sole bookrunner and sole lead arranger, which provides for a $60.0 million senior secured asset-based revolving credit facility (the “Revolving Credit Facility”). Availability of the Revolving Credit Facility will be based upon a borrowing base formula and periodic borrowing base certifications valuing certain of the Company’s accounts receivable and inventory as reduced by certain reserves, if any. The Revolving Credit Facility and Term Loan Credit Facility (as defined below) replaced the Company’s previous $60.0 million revolving credit facility entered into on April 9, 2024 with JPMorgan Chase Bank, N.A. (the “2024 Credit Facility”), which terminated concurrently with the establishment of the Revolving Credit Facility and Term Loan Credit Facility. Any capitalized but undefined terms used in this section have the meaning set forth in the Revolving Credit Agreement.

The Revolving Credit Facility includes a $5.0 million letter of credit sub-limit, and, at the swingline lender’s option, a $5.0 million swingline loan facility. The Company had $0 of outstanding loans under the Revolving Credit Facility on the Closing Date. The Revolving Credit Facility is scheduled to mature on August 4, 2029; however, if the Term Loan Credit Facility remains outstanding and its scheduled maturity date has not been extended or refinanced, the Revolving Credit Facility will instead mature on the date that is 90 days prior to the then-scheduled maturity date of the Term Loan Credit Facility.

Proceeds of the Revolving Credit Facility will be used for working capital needs and general corporate purposes of the Company and its subsidiaries. Loans under the Revolving Credit Facility bear interest, at the Company’s election, at either (i) for the first twelve months after the Closing Date (a) an adjusted term Secured Overnight Financing Rate or adjusted daily Secured Overnight Financing Rate plus a margin of 2.50%, or (b) an alternative base rate plus a margin of 1.50% or (ii) after the first twelve months, (a) an adjusted term Secured Overnight Financing Rate or adjusted daily Secured Overnight Financing Rate plus a margin of either 1.75%, 2.00% or 2.25% depending on the Company’s Fixed Charge Coverage Ratio, or (b) an alternative base rate plus a margin of either 0.75%, 1.00% or 1.25% depending on the Company’s Fixed Charge Coverage Ratio. The Company is required to pay a commitment fee on the undrawn portion of the aggregate commitments that accrues at 0.375% per annum. The Company is also required to pay a participation fee on the account of each lender for each outstanding letter of credit at a rate equal to the applicable rate used to determine the interest rate applicable to term benchmark loans.

The Revolving Credit Agreement contains customary conditions to borrowing, events of default and covenants, including covenants that restrict the Company’s ability to incur indebtedness (other than the incurrence of the Term Loan Credit Facility), grant liens, make distributions, pay dividends, repurchase stock, make investments, or engage in transactions with the Company’s affiliates. The Revolving Credit Agreement also requires the Company to maintain (i) for the first twelve months following the Closing Date, Availability of not less than $15.0 million, and (ii) commencing after the twelve-month anniversary after the Closing Date and continuing thereafter, a Fixed Charge Coverage Ratio of no less than 1.10 to 1.00. The obligations under the Revolving Credit Agreement are secured by liens on substantially all of the Company’s and its subsidiaries’ assets, including certain intellectual property assets and investment securities.

The Company may voluntarily prepay borrowings and terminate the revolving commitments under the Revolving Credit Facility at any time without premium or penalty, subject to payment of customary breakage costs for term benchmark loans.

Term Loan Credit Facility

On the Closing Date, the Company entered into a credit agreement (the “Term Loan Credit Agreement”) among the Company, the other loan parties party thereto, the lenders party thereto and Silver Point Finance, LLC, as administrative agent, which provides for a $125.0 million senior secured term loan facility (the “Term Loan Credit Facility” and collectively with the Revolving Credit Facility, the “Credit Facilities”). J.P. Morgan Securities LLC served as lead arranger and sole bookrunner for the Term Loan Credit Facility. The Term Loan Credit Facility is available in a single tranche, which the Company borrowed in full on the Closing Date. Proceeds of the Term Loan Credit Facility were used to repay the existing indebtedness under the 2024 Credit Facility and will be used to pay fees and expenses related to the Company’s entry into the Term Loan Credit Facility and as cash on the balance sheet of the Company and its subsidiaries. Any capitalized but undefined terms used in this section have the meaning set forth in the Term Loan Credit Agreement.

Term Loans under the Term Loan Credit Facility bear interest at (a) in the case of SOFR Loans, Term SOFR (subject to a 1.00% floor) plus a margin of 7.50%, or (b) in the case of Base Rate Loans, a Base Rate (subject to a 2.00% floor) plus a margin of 6.50%. The Company is also required to pay customary fees for a term loan facility of this size and type. The Term Loan Credit Facility also contains an exit fee upon repayment of the term loan (whether at maturity, upon acceleration or by prepayment or otherwise) equal to the excess of (i) 1.30 multiplied by the aggregate gross original principal amount of all Term Loans advanced prior to the repayment date, over (ii) without duplication, the amount of interest, repayments or prepayments of principal and upfront fees actually received by the lenders in cash prior to such repayment date.

The Term Loan Credit Agreement contains customary conditions to borrowing, events of default and covenants, including covenants that restrict the Company’s ability to incur indebtedness (other than the incurrence of the Revolving Credit Facility), grant liens, make distributions, pay dividends, repurchase stock, make investments, or engage in transactions with the Company’s affiliates. The obligations under the Term Loan Credit Agreement are secured by liens on substantially all of the Company’s and its subsidiaries’ assets, including certain intellectual property assets and investment securities.

The Company may voluntarily prepay borrowings under the Term Loan Credit Facility at any time, subject to the exit fee. Mandatory prepayments are required upon certain casualty events, dispositions, incurrence of indebtedness and upon a change of control, subject to customary exceptions and reinvestment rights.

Amendment to 2024 Credit Facility

On August 3, 2026 (the “Amendment Date”), the Company entered into the Amendment No. 1 to Credit Agreement (the “Amendment”) by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which amends the 2024 Credit Facility. Any capitalized but undefined terms used in this section have the meaning set forth in the Amendment.

The Amendment modifies the 2024 Credit Facility to, among other things: (i) waive the event of default related to the Company’s breach of the Fixed Charge Coverage Ratio covenant for the fiscal quarter ended June 28, 2026, (ii) suspend the testing of the Fixed Charge Coverage Ratio for the fiscal quarter ended June 28, 2026, (iii) modify the conditions to each revolving borrowing and (iv) modify certain negative covenant thresholds.

The foregoing descriptions of the Revolving Credit Facility, the Term Loan Credit Facility and the Amendment are not complete and are qualified in their entirety by references to the full text of the Revolving Credit Facility, the Term Loan Credit Facility and the Amendment, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 27, 2026.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02.

Item 2.02 Results of Operations and Financial Condition

On August 6, 2026, the Company issued a press release announcing its financial results for the fiscal quarter ended June 28, 2026. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

The information provided in this Current Report, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On August 3, 2026, consistent with restrictions on stock repurchases under the Credit Facilities, the Company’s Board of Directors cancelled its authorization for repurchases under the Company’s stock repurchase program adopted on February 19, 2026, with such cancellation effective upon the Company's closing of the Credit Facilities.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 6, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vital Farms, Inc.

Dated: August 6, 2026	By:	/s/ Thilo Wrede
Thilo Wrede
Chief Financial Officer